Exhibit 1

Statement of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc.

June 29, 2006

Our report on the financial statements of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Benjamin Franklin Bank for the year ended December 31, 2005 has not been issued to the Plan Sponsor because our audit procedures have not been completed. We will complete our audit procedures within the fifteen day extension period.
PARENT, MCLAUGHLIN & NANGLE,
Certified Public Accountant’s, Inc.